Exhibit 5.1

March 26, 2024

John-Paul Motley

+1 213 561 3204

jpmotley@cooley.com

Heliogen, Inc.

130 W Union St.

Pasadena, CA 91103

Re: Heliogen, Inc. – Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Heliogen, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of (a) up to 297,315 shares (the “Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (1) 237,852 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”) and (2) 59,463 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (together with the 2021 Plan, the “Plans”), and (b) the preferred share purchase rights associated with the Shares (the “2023 Rights”) as set forth in the Rights Agreement (the “2023 Rights Plan”), dated as of April 16, 2023, between the Company and Continental Stock Transfer & Trust Company, as rights agent (the “Rights Agent”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans, (d) the 2023 Rights Plan and (e) such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Cooley LLP 355 South Grand Avenue, Suite 900 Los Angeles, CA 90071
t: (213) 561-3250 f: (213) 561-3244 cooley.com

March 26, 2024

Page Two

With respect to our opinion concerning the 2023 Rights:

(i) Our opinion does not address the determination a court of competent jurisdiction may make regarding whether the Company’s board of directors (the “Board”) may be required to redeem or terminate, or take other action with respect to, the 2023 Rights or 2023 Rights Plan in the future based on the facts and circumstances then existing.

(ii) Our opinion assumes that the 2023 Rights Plan has been duly authorized, executed and delivered by the Rights Agent and that members of the Board have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the 2023 Rights Plan. With respect to the 2023 Rights associated with the Shares to be offered in the future under the Registration Statement, our opinion assumes the 2023 Rights Plan has not been terminated by the Company or expired by its terms and the 2023 Rights have not expired or been redeemed or exchanged by the Company, in each case, prior to the issuance of such Shares.

(iii) Our opinion addresses corporate procedures in connection with the issuance of the 2023 Rights associated with shares of Common Stock of the Company, and not any particular provision of the 2023 Rights or the 2023 Rights Plan. It should be understood that it is not settled whether the invalidity of any particular provision of a rights agreement or purchase rights issued thereunder would invalidate such rights in their entirety.

On the basis of the foregoing, and in reliance thereon, and subject to the qualifications herein stated, we are of the opinion that the Shares and the associated 2023 Rights, when sold and issued in accordance with the Plans, the Registration Statement and related prospectuses, will be validly issued, and the Shares will be fully paid and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

This opinion is limited to the matters expressly set forth in this letter, and no opinion should be implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we have no obligation or responsibility to update or supplement this letter to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ John-Paul Motley
John-Paul Motley

Cooley LLP 355 South Grand Avenue, Suite 900 Los Angeles, CA 90071
t: (213) 561-3250 f: (213) 561-3244 cooley.com